SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

RITA MEDICAL SYSTEMS, INC.

(Name of Issuer)

COMMON STOCK, $0.001

(Title of Class of Securities)

76774E103 (CUSIP Number)

July 13, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76774E103	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

1,505,278 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

1,505,278 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,505,278 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

1,505,278 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

1,505,278 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,505,278 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

1,505,278 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

1,505,278 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,505,278 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global Investments II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

1,505,278 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

1,505,278 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,505,278 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

166,494 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

166,494 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

166,494 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.38%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

14,849 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

14,849 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,849 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.034%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

257,903 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

257,903 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

257,903 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.60%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Long Bias Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

76,926 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

76,926 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

76,926 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.18%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

516,172 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

516,172 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

516,172 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.2%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

1,641,663 (See Item 4)
6 SHARED VOTING POWER

516,172 (See Item 4)
7 SOLE DISPOSITIVE POWER

1,641,663 (See Item 4)
8 SHARED DISPOSITIVE POWER

516,172 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,157,835 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76774E103	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

2,157,835 (See Item 4)
6 SHARED VOTING POWER

516,172 (See Item 4)
7 SOLE DISPOSITIVE POWER

2,157,835 (See Item 4)
8 SHARED DISPOSITIVE POWER

516,172 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,157,835 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%
12	TYPE OF REPORTING PERSON*

IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Rita Medical Systems, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

46421 Landing Parkway Freemont, CA 94538

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 12.11% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI1”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI1 owns 80.60% of the equity interests in AMF.

(4) Atlas Global Investments II, Ltd., a Cayman Islands corporation (“AGI2”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI2 owns 7.29% of the equity interests in AMF.

(5) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022. VCM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG, the investment advisor to each of AG, AGI1 and AGI2 and the investment subadvisor to each of VBF, VLBF, VBFO and VLBFO.

(11) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock, $0.001

	(e)	CUSIP Number:

76774E103

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 13 of 20 Pages

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned: 1,505,278 shares

	(b)	Percent of Class: 3.5%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote: 1,505,278 shares

		(ii)	shared power to vote or to direct vote: None

		(iii)	sole power to dispose or direct disposition of: 1,505,278 shares

		(iv)	shared power to dispose or to direct disposition of: None

AG

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.11% of the equity interest in AMF, AG may be deemed to beneficially own the 1,505,278 shares of the Company’s Common Stock beneficially owned by AMF.

	(b)	Percent of Class:

3.5%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote: None

		(ii)	shared power to vote or to direct vote: 1,505,278 shares

		(iii)	sole power to dispose or direct disposition of: None

		(iv)	shared power to dispose or to direct disposition of: 1,505,278 shares

Page 14 of 20 Pages

AGI1

(a)	Amount Beneficially Owned:

By virtue of its ownership of 80.60% of the equity interest in AMF, AGI1 may be deemed to beneficially own the 1,505,278 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.5%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 1,505,278 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 1,505,278 shares

AGI2

(a)	Amount Beneficially Owned:

By virtue of its ownership of 7.29% of the equity interest in AMF, AGI2 may be deemed to beneficially own the 1,505,278 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.5%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 1,505,278 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 1,505,278 shares

Page 15 of 20 Pages

VBF

(a)	Amount Beneficially Owned:

166,494 shares

(b)	Percent of Class:

.38%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 166,494 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 166,494 shares

VLBF

(a)	Amount Beneficially Owned:

14,849 shares

(b)	Percent of Class:

.034%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 14,849 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 14,849 shares

Page 16 of 20 Pages

VBFO

(a)	Amount Beneficially Owned:

257,903 shares

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 257,903 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 257,903 shares

VLBFO

(a)	Amount Beneficially Owned:

76,926 shares

(b)	Percent of Class:

.18%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 76,926 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 76,926 shares

VCM

(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO, VCM may be deemed to beneficially own the 516,172 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO.

(b)	Percent of Class:

1.2%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: None

(ii) shared power to vote or to direct vote: 516,172 shares

(iii) sole power to dispose or direct disposition of: None

(iv) shared power to dispose or to direct disposition of: 516,172 shares

Page 17 of 20 Pages

BAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of AG, AGI1 and AGI2 and its role as sole managing member of AG, BAM may be deemed to beneficially own the 639,729 shares of the Company’s Common Stock beneficially owned by AG, AGI1 and AGI2. By virtue of its position as investment subadvisor to each of VFB, VLBF, VBFO and VLBFO, BAM may be deemed to beneficially own the 1,643,479 shares of the Company’s Common Stock beneficially owned by VFB, VLBF, VBFO and VLBFO. By virtue of Dmitry Balyasny’s affiliation with BAM, BAM may be deemed to beneficially own 136,385 shares of the Company’s Common Stock beneficially owned by Dmitry Balyasny.

	(b)	Percent of Class:

5.0%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: 2,157,835 shares

(ii) shared power to vote or to direct vote: 516,172 shares

(iii) sole power to dispose or direct disposition of: 2,157,835 shares

(iv) shared power to dispose or to direct disposition of: 516,172 shares

Dmitry Balyasny

	(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 2,157,835 shares of the Company’s Common Stock beneficially owned by BAM.

	(b)	Percent of Class:

5.0%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote: 1,641,663 shares

(ii) shared power to vote or to direct vote: 516,172 shares

(iii) sole power to dispose or direct disposition of: 1,641,663 shares

(iv) shared power to dispose or to direct disposition of: 516,172 shares

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Page 18 of 20 Pages

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 19 of 20 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 18, 2006

ATLAS MASTER FUND, LTD.		VISIUM LONG BIAS FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL, LLC		VISIUM BALANCED FUND OFFSHORE, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		VISIUM LONG BIAS FUND OFFSHORE, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS II, LTD.		VISIUM CAPITAL MANAGEMENT, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

VISIUM BALANCED FUND, LP		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

DMITRY BALYASNY

		By:	/s/ Scott Schroeder
Scott Schroeder
Authorized Representative and Executive Officer
Managing Director of Finance and General Counsel

Page 20 of 20 Pages